UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2009

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

133 Sevilla Avenue

Coral Gables, FL 33134

(Address of principal executive offices) (Zip Code)

(305) 415-8830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of April 6, 2009, pursuant to the consent solicitation of the Company commenced on April 3, 2009, the Company had received one written consent, representing 53% of the Company’s outstanding common stock, approving the recommendation of the Special Executive Committee to remove Sir James Ah Koy (“Ah Koy”) from the board of directors. Accordingly, as of April 6, 2009, Ah Koy was officially removed from the Board without cause and he was informed of the vote on April 8, 2009. The reasons for the Special Executive Committee’s recommendation to vote for the removal of Ah Koy are set forth in detail in the Company’s Consent Statement which was filed with the Securities and Exchange Commission on April 1, 2009, and is incorporated herein by reference.

As a result of Ah Koy’s removal, there is a vacancy on the Company’s board of directors. Our Corporate Governance Committee intends to undertake a rigorous search. In view of the importance of the search and the need to carefully conduct the necessary inquiries into the background and qualifications of potential candidates in order to fill the vacancy with an individual that can serve as an independent director, the vacancy is not expected to be filled immediately. It is not anticipated that the vacancy will be filled by the remaining board of directors; but, rather, that such vacancy will be filled at the next annual meeting of the Company’s stockholders. Until a new director is elected to fill the vacancy, we will operate with the vacancy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: April 9, 2009	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

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